Exhibit 10.11

TRANSITION AND RELEASE AGREEMENT

1.

Parties. The parties to this Transition and Release Agreement (this “Agreement”) are Ryan Green, the employee (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and your employer, Rivian Automotive, LLC (“Rivian”).

2.

Transition of Employment. Rivian and you acknowledge that your employment as Chief Financial Officer ended on January 19, 2021 (the “Transition Date”). Thereafter, your employment with Rivian has and will continue as Senior Vice President and Corporate Controller (RIV-11) (“SVP and Corporate Controller”) in accordance with the terms of this Agreement and the policies and procedures of Rivian. During the period from and including the Transition Date through the final date of your employment with Rivian, you will report to Rivian’s Chief Financial Officer. In your position as SVP and Corporate Controller, you will perform such duties as may be reasonably requested by Rivian from time to time to provide analysis, comments and guidance with respect to all areas of responsibility (directly and indirectly) under the direction and control of Rivian’s Chief Financial Officer.

3.

At-Will Employment and Separation Date. Your employment as SVP and Corporate Controller is expected to end on July 30, 2021 (the “Separation Date”), unless you or Rivian decide to end the employment relationship before the Separation Date. You understand that your employment at all times with Rivian remains at-will. You can terminate your employment with Rivian at any time and for any reason, and Rivian can terminate your employment at any time and for any reason (other than a reason prohibited by law), and with or without cause.

4.

Separation Agreement. Unless your employment is terminated for Cause (as defined below) before the Separation Date, the parties will execute the Separation Agreement attached to this Agreement as Exhibit A. Termination for “Cause” is defined as:

(i)	Your breach of any provision in this Agreement or any of your previously signed agreements with Rivian that are incorporated herein;

(ii)

Your theft, material dishonesty, willful misconduct, breach of fiduciary duty, or falsification of any documents or records of Rivian or any of Rivian’s affiliates, including but not limited to any parent company;

(iii)

Your failure to abide, in a material manner, with a written code of conduct or other written policies (including but not limited to policies relating to confidentiality and reasonable workplace conduct) of the Company;

(iv)

Any act by you (other than your good faith execution of your duties to Rivian or an affiliate thereof) which has a material detrimental effect on the reputation or business of Rivian or any affiliate thereof (including but not limited to any parent company); or

(v)	Your gross or intentional failure to perform any reasonable assigned duties;

provided, that, prior to such termination, Rivian shall provide you with written notice of the applicable action or omission and a reasonable opportunity to cure (which does not in any event have to be longer than thirty (30) days), to the extent curable. The parties hereto acknowledge and agree that the actions and omissions described in clause (ii) are not curable.

5.

Transition Pay and Continued Employment. As consideration for your promises in this Agreement, if you enter into and abide by this Agreement, remain employed in good standing with Rivian until the Separation Date, continue to satisfactorily perform the position of SVP and Corporate Controller, and comply with all company policies and procedures after you sign this Agreement, your employment with Rivian is expected to continue through the Separation Date (“Continued Employment”) and in that case, you will continue to receive (x) your current base salary at an annual rate of $325,000.00, payable bi-weekly in accordance with the Company’s standard payroll practices and (y) your current benefits selections through the Separation Date (collectively, the “Transition Pay”). You agree that the Transition Pay and Continued Employment are items of value being provided in exchange for your promises in this Agreement, and that you are not otherwise entitled to the Transition Pay and Continued Employment.

You agree that Rivian will report the Transition Pay to the Internal Revenue Service as required by law. You acknowledge that you have not relied on any statements or representations by Rivian or its attorneys with respect to the tax treatment of the Transition Pay. If any taxing body determines that the tax treatment was incorrect and that greater amounts should have been withheld from any payment above (or any part thereof), you acknowledge and assume all responsibility for paying those amounts and further agree to indemnify and hold Rivian harmless for payment of any additional taxes and any interest and penalties thereon.

6.

Long-Term Incentive Plan Eligibility. Your rights to any long-term incentive award under the Rivian Automotive, Inc. 2015 Long-Term Incentive Plan, as amended (the “Plan”), shall be subject to the terms and conditions of the Plan and the applicable award agreement. See Exhibit B.

7.

General Release. You release Rivian (and its parents, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their respective past and present directors, officers, employees and anyone else acting for any of them, collectively with Rivian, the “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to anything to do with your employment or the end of your employment. This means you give up all claims and rights related to:

•	pay, compensation, or benefits including but not limited to bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits;

•	compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;

•	violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

•

unlawful or tortious conduct such as assault or battery, background check violations, defamation, detrimental reliance, fiduciary breach, fraud, indemnification, intentional or negligent infliction of emotional distress, interference with contractual or other legal rights, invasion of privacy, loss of consortium, misrepresentation, negligence (including but not limited to negligent hiring, retention, or supervision), personal injury, promissory estoppel, public policy violation, retaliatory discharge, safety violations, posting or records-related violations, wrongful discharge, or other federal, state or local statutory or common law matters;

•

discrimination, harassment or retaliation based on age (including but not limited to Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity (including but not limited to Sarbanes-Oxley, Dodd-Frank and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and

•	any participation in any class or collective action against any Releasee.

8.	State Law Requirement.

•

California. You waive all rights under California Civil Code § 1542 which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

9.

Release Exclusions/Employee Protections. The release provisions of this Agreement exclude: claims arising after you sign this Agreement; claims for breach of this Agreement; and claims that cannot be waived, such as for unemployment or worker’s compensation benefits. Nothing in any part of this Agreement limits your rights to: (a) file a charge with any administrative agency, such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency, or communicate directly with or provide information (including but not limited to testimony) to an agency, or otherwise participate in an agency proceeding; or (b) communicate with law enforcement or your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including but not limited to class or collective action rulings. However, you may receive money properly awarded by the U.S. Securities and Exchange Commission (SEC) as a reward for providing information to that agency. For the absence of doubt, the employee is not waiving any claims to vested options, unpaid bonuses or unpaid severance.

10.

Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by the General Release, you agree never to sue any Releasee for any reason covered by the General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. With the exception of an action to enforce the terms of this Agreement and/or your Separation Agreement you acknowledge and agree that if you sue a Releasee in violation of this Agreement, you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit. Moreover, you shall forfeit (and have no right to receive in the future) any remaining unpaid Separation Pay and Rivian shall be excused from all remaining obligations set forth in, or arising out of, this Agreement.

11.	Whistleblowing. You agree that (a) no one has interfered with your ability to report within Rivian possible violations of any law, and (b) it is Rivian’s policy to encourage such reporting.

12.

Future Cooperation. You agree to make yourself available to assist Rivian with transitioning your duties as well as with any investigations, legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself available to Rivian upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide Rivian any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to Rivian; it means only that you will upon Rivian’s request provide information you possess or control. If Rivian requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation. Absent a conflict of interest (as reasonably determined by Rivian), Rivian will retain an attorney on your behalf and/or indemnify you for the costs of such representation in connection with any lawsuit for which you are a named co-defendant or in any case in which you are asked to be deposed or identified as a key witness.

13.

Non-Disparagement. Except as provided in this Agreement’s Release Exclusions/Employee Protections section (Section 9), you promise not to do or say anything, verbally or in writing, directly or indirectly, that reflects negatively on or otherwise detrimentally affects any Releasee.

14.

Non-Admission. Neither Rivian’s offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against Rivian or any other Releasee. Each Releasee denies all liability.

15.

Confidentiality of Agreement. This Agreement is strictly confidential. You will not communicate this Agreement’s terms to any third party, whether verbally or in writing, by any means, including by social media such as Twitter and Facebook and the like. Any disclosure by you will cause Rivian irreparable harm that money cannot undo. Accordingly, violation of this Section 15 will entitle Rivian to temporary and permanent injunctive relief. Except as required by law, you have not disclosed and will not disclose any term of this Agreement, including but not limited to any payment under this Agreement, to anyone except your immediate family members and your legal/financial advisors. You acknowledge and agree that you will ensure that each of them is bound by this Confidentiality of Agreement provision, and any disclosure by any of them shall be deemed to be a disclosure by you.

16.

References. You agree that any request for references must be directed to Rivian’s People Team. Rivian agrees that, in response to any reference request or other inquiry from a prospective employer, Rivian will follow its then-current policy for providing employee references, which currently provides that Rivian will verify only dates of employment, position held and last salary.

17.	Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Michigan, without regard to its choice of law provisions.

18.

Dispute Resolution. Any dispute regarding this Agreement will be decided through binding arbitration to take place: (i) in the state where you worked when you separated from employment and (ii) under the American Arbitration Association Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003. Also excluded from this Dispute Resolution requirement are pre- judgment actions for injunctive relief to enforce the terms of this Agreement. Both parties waive their right to a jury trial.

19.

Severability. If a court (or arbitrator) finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

20.

Counterparts. This Agreement may be executed in two (2) or more counterparts, and execution in such manner shall in no way affect or alter the validity of this Agreement or the rights and responsibilities of the parties hereto. Delivery of signatures by facsimile or .pdf will be accepted and are agreed by all parties to be treated the same as original signatures.

21.

Enforcement. If you breach this Agreement, Rivian shall be entitled to preliminary and permanent injunctive relief plus all attorneys’ fees that Rivian incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined by a court (or arbitrator) of appropriate jurisdiction to be appropriate. A decision not to enforce this Agreement by either party does not waive future enforcement.

22.	Individual Agreement. This Agreement has been negotiated individually and is not part of a group exit incentive or other termination program.

23.

Entire Agreement. This Agreement is the complete understanding between you and Rivian. It replaces any other agreements, representations or promises, written or oral, including but not limited to your April 24, 2018 Employee Agreement. This Agreement expressly does not replace any obligations contained in the February 5, 2018 Confidentiality and Work Product Assignment Agreement or your October 23, 2017 Non-Disclosure Agreement. Any such obligations are incorporated into this Agreement by reference. Notwithstanding your preexisting obligations with respect to confidential employer information, pursuant to the federal Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

24.

Time to Consider. You have twenty-one (21) days to consider this Agreement after receiving it. You must sign and return this Agreement to Rivian during this review period if you want to receive the Transition Pay and Continued Employment described in Section 5.

25.

Time to Revoke. After you sign this Agreement, you have seven (7) days to revoke it by sending written notice of revocation to the representative of Rivian signing below. This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not receive the Transition Pay or Continued Employment described in Section 5.

26.	Other Representations. You agree:

•	You have received all pay, compensation, benefits, leave, time off, and/or expense reimbursements you are due to date;

•	You have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;

•	You do not have any pending lawsuits against Rivian;

•	You were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below;

•	You have had the opportunity to negotiate this Agreement with Rivian, and this Agreement shall not be construed for or against either party as a drafter of its terms;

•	You have relied on your own informed judgment, or that of your attorney if any, in deciding whether to sign this Agreement; and

•	You are signing this Agreement knowingly and voluntarily.

/s/ Ryan Green	/s/ Neil Sitron
RYAN GREEN	RIVIAN AUTOMOTIVE, LLC

3/2/2021	Neil Sitron
Date	Printed Name

General Counsel
Title

3/2/2021
Date

EXHIBIT A

SEPARATION AGREEMENT

[Attached.]

EXHIBIT B

Your Options1

Equity Award Number	Total Shares Granted	Date of Grant	Date Fully Vested	Exercise Price per Share	Vested Shares as of the Agreement Date*	Anticipated Vested Shares as of July 30, 2021**
ES-0695	175,000	10-19-2018	02-05-2022	$4.85	131,250	131,250
ES-1487	75,000	07-08-2019	07-08-2023	$3.36	18,750	37,500
ES-2039	75,000	05-06-2020	05-06-2024	$5.26	0	18,750

*	Represents the number of shares as to which the Option was vested or unvested on the Agreement Date.
**

Represents the number of shares that will vest on or before July 30, 2021, inclusive of those Options that have vested as of the date of this Agreement, in accordance with and subject to the terms of the Plan. The figures in this column assume Employee remains employed through the Transition Period and terminates his employment in good standing on the Separation Date set forth in Employee’s Separation Agreement.

[1]

Exhibit B reflects a summary of the Options granted to you by Rivian Automotive, Inc. but is not intended to be a fulsome description of all terms of such Options and does not amend, supersede, or otherwise modify any terms of such Options, which remain subject to the Rivian Automotive, Inc. 2015 Long-Term Incentive Plan, as it may be amended or amended and restated from time to time.